Exhibit 10.2

Execution Version

PRIVATE AND CONFIDENTIAL

To:

NCL Corporation Ltd.
7665 Corporate Center Drive
Miami, Florida 33126
Attention: Chief Financial Officer, Treasurer and General Counsel

From:

Morgan Stanley & Co. LLC

1585 Broadway
New York, New York 10036

as the Initial Purchaser

February 23, 2023

Backstop Agreement

Ladies and Gentlemen,

NCL Corporation Ltd., a Bermuda exempted company (the “Issuer”), is considering issuing to Morgan Stanley & Co. LLC (“Morgan Stanley” or the “Initial Purchaser”), as initial purchaser under the Purchase Agreement (as defined below), senior unsecured notes due 2028 (the “Securities”), to be guaranteed by certain subsidiaries of the Issuer if required pursuant to Section 3(iv)(ii) below (collectively, the “Guarantors”), up to an aggregate principal amount sufficient to generate gross proceeds equal to $300,000,000 (the “Commitment Amount”), the proceeds of which will be used to refinance and/or repay in whole or in part amounts outstanding as of the date hereof under the Term Loan A Facility and the Revolving Loan Facility under the Issuer’s Credit Agreement, originally dated as of May 24, 2013 (as amended and restated), by and among the Issuer and Voyager Vessel Company, LLC, as co-borrowers, JPMorgan Chase Bank, N.A., as administrative agent and as collateral agent, and various lenders and agents (collectively, the “Target Facilities”), and to pay transaction fees, expenses and premiums, including any accrued and unpaid interest, in connection with the foregoing. The terms of the Securities shall be set forth in a “Description of Notes,” which shall contain the terms set forth on Annex II hereto (including any modification thereto as a result of Section 3(iv) below) and otherwise be substantially consistent with the “Description of Notes” for the Issuer’s 7.750% Senior Notes due 2029 (the “Reference Notes”), subject to any technical updates to be mutually agreed and consistent with market practice prevailing at the time of the offering of the Securities (the “Offering”) (the “Description of Notes”).

The documentation for the Offering shall consist solely of (a) a purchase agreement substantially in the form attached as Annex III hereto (the “Purchase Agreement”), (b) a preliminary offering memorandum relating to the Securities (the “Preliminary Offering Memorandum”) as described in Section 2(i) below, (c) a final offering memorandum relating to the Securities, (d) an indenture (the “Indenture”) among the Issuer, the Guarantors, if any, and a trustee (which shall be the same trustee as the trustee with respect to the Reference Notes or another trustee reasonably satisfactory to the Issuer and the Initial Purchaser) reflecting the terms described in the Description of Notes and otherwise in form and substance substantially consistent with the indenture governing the Reference Notes (the “Reference Notes Indenture”) and (e) other documents, instruments, applications, presentations, agreements, notes, undertakings and certificates relating to the Offering (together with the Purchase Agreement, the Preliminary Offering Memorandum and the Indenture, the “Offering Documentation”); provided that the terms of the Offering Documentation shall be in a form such that they do not impair the obligation of the Initial Purchaser to execute the Purchase Agreement and purchase the Securities pursuant to the terms set forth in Section 1 below if the conditions set forth in Section 2 are satisfied (or waived by the Initial Purchaser).

It is agreed that Morgan Stanley will act as sole book-running manager, underwriter, initial purchaser, placement agent and/or arranger for the Offering, subject to the conditions set forth in Section 2 below. It is further agreed that no other underwriters, initial purchasers, placement agents or arrangers will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated by this Backstop Agreement) will be paid in connection with the Offering unless you and we so agree.

1.	The Initial Purchaser hereby agrees, subject solely to the satisfaction of the terms and conditions set forth in Section 2 below, upon at least 20 days’ prior written notice from the Issuer to the Initial Purchaser, to execute the Purchase Agreement on a date to be designated by the Issuer in its sole discretion (the “Pricing Date”), which date shall be no earlier than 9:00 a.m., New York time, on October 4, 2023 (the “Initial Backstop Availability Date”) and no later than 5:00 p.m., New York time, on January 2, 2024 (the “Backstop Deadline” and, such period commencing on the Initial Backstop Availability Date and ending on the Backstop Deadline, the “Backstop Availability Period”), and, subject to the terms and conditions set forth in the Purchase Agreement, to purchase an aggregate principal amount of the Securities no less than the Commitment Amount (or such lesser amount as agreed to by the Issuer in its sole discretion) on a date during the Backstop Availability Period to be designated by the Issuer in its sole discretion (the “Closing Date”), which date shall be no more than two weeks from the Pricing Date, with a yield to maturity to the Issuer of a rate per annum equal to the Backstop Securities Yield (as defined in the Fee Letter). For the avoidance of doubt, the Initial Purchaser shall have no obligation to purchase the Securities at any time other than during the Backstop Availability Period. Notwithstanding the foregoing, the parties hereto hereby agree that, subject to compliance with applicable federal and state securities laws, the Initial Purchaser shall be entitled to resell the Securities to any eligible third party and at any price whether such price is equal to, greater than or less than the price at which the Initial Purchaser purchased the Securities from the Issuer, provided that the Issuer shall have no obligation to make any filing or announcement of such resale by the Initial Purchaser.

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2.	The execution of the Purchase Agreement and the purchase of the Securities by the Initial Purchaser shall be subject solely to the following conditions and, with respect to the purchase of the Securities, the conditions set forth in the Purchase Agreement, in each case unless waived by the Initial Purchaser in its sole discretion (it being understood that there are no conditions (implied or otherwise) to such execution of the Purchase Agreement or the purchase of the Securities, including compliance with the terms of this Backstop Agreement or any Offering Documentation, other than the conditions expressly set forth in this Section 2 and in the Purchase Agreement, as applicable, and upon satisfaction (or waiver at the sole discretion of the Initial Purchaser) of such conditions, as applicable, the Initial Purchaser shall execute the Purchase Agreement and purchase the Securities upon the Issuer’s request):

(i)	the Issuer shall deliver the Preliminary Offering Memorandum, which shall be in form and substance substantially consistent with the offering memorandum used by the Issuer in connection with the issuance of the Reference Notes with updates customary for offering memoranda for securities of this type in light of the passage of time since the issuance of the Reference Notes, including material intervening events and the inclusion or incorporation by reference of the most recent audited annual and unaudited quarterly financial statements of the Issuer; provided that the “Use of Proceeds” section in the Preliminary Offering Memorandum shall specify that the proceeds from the issuance of the Securities will be used to refinance, repurchase and/or repay in whole or in part outstanding loans under the Target Facilities, which indebtedness shall be identified in such section, and, if applicable, to pay transaction fees, expenses and premiums, including any accrued and unpaid interest, in connection with the foregoing; provided, further, that this condition shall be deemed satisfied even if such Preliminary Offering Memorandum excludes the “Plan of Distribution” or other sections that would customarily be provided by the Initial Purchaser or their counsel in such a transaction, but such Preliminary Offering Memorandum is otherwise complete. In addition, if, at any time from the delivery of the Preliminary Offering Memorandum until the execution of the Purchase Agreement, the Issuer determines that the Preliminary Offering Memorandum includes, or any event occurs as a result of which the Preliminary Offering Memorandum would include, an untrue statement of a material fact or omits, or would as a result of such event omit, to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, or if it is necessary at any such time to amend or supplement the Preliminary Offering Memorandum to comply with any applicable law, the Issuer agrees to notify the Initial Purchaser of such event within two business days of becoming aware thereof and to reasonably promptly prepare (but no later than two business days after such notification), at its own expense, and furnish to the Initial Purchaser, an amendment or supplement to the Preliminary Offering Memorandum which will correct such statement or omission or effect such compliance; the Initial Purchaser and its counsel shall have been provided (x) a draft or drafts of such amendment or supplement and (y) the opportunity to reasonably comment thereon, and the Issuer shall have used its commercially reasonable efforts to reflect any comments of the Initial Purchaser in such amendment or supplement; the Issuer will promptly advise the Initial Purchaser of any proposal to amend or supplement the Preliminary Offering Memorandum and will not effect any amendment or supplement to which the Initial Purchaser reasonably objects;

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(ii)	the Initial Purchaser shall have been afforded a period of at least five (5) consecutive business days (or such shorter period as the Initial Purchaser may agree to in its sole discretion) (provided that November 24, 2023 shall not constitute a business day for purposes of such five business day period) following delivery of the Preliminary Offering Memorandum described in clause (i) above, to seek to offer and sell or privately place the Securities with qualified purchasers thereof (the “Marketing Period”); provided that at all times during the Marketing Period the Preliminary Offering Memorandum shall satisfy the requirements set forth in clause (i) above and if, for any reason, the Preliminary Offering Memorandum shall not be so compliant then the Marketing Period will be deemed not to have commenced until such date as a revised Preliminary Offering Memorandum is delivered to the Initial Purchaser which is compliant;

(iii)	the Issuer and the Guarantors, if any, shall have executed and delivered the Purchase Agreement;

(iv)	since the date of this Backstop Agreement, there shall have been no change, occurrence, development or effect that, individually or in the aggregate, is, or would reasonably be expected to be, materially adverse to the business, operations or financial condition of the Issuer and its subsidiaries, taken as a whole, as a result of any event that occurs as a direct and primary result of (i) acts of declared or undeclared war (including acts of terrorism), sabotage, fire, earthquakes or similar causes or (ii) criminal act(s) by the Issuer, any of its subsidiaries, or any of its directors or executive officers; provided that any change, occurrence, development or effect relating to or resulting from COVID-19 or any flu, virus, disease, epidemic, pandemic or public health event on the business, operations or financial condition of the Issuer or any of its subsidiaries will be disregarded, along with any impact or consequence directly or indirectly relating or incidental thereto or resulting therefrom (including, but not limited to, any imposition or extension of any “no sailing” order or agreement, any action of a governmental authority limiting or prohibiting the Issuer’s or any of its subsidiary’s regular business activities or operations, and the continuation or imposing of any restrictions applicable to any sailing routes or ports, in each case, in any jurisdiction, whether voluntary or involuntary and no matter the length or scope of such order, agreement, action or restriction);

(v)	none of the events described in Section 6.01(a)(ix) of the Reference Notes Indenture shall have occurred and be continuing as of the Pricing Date;

(vi)	the Issuer shall have (i) caused the Issuer’s independent public accountants to deliver a draft comfort letter (including customary negative assurances) with respect to financial information relating to the Issuer and its subsidiaries that such accountants are prepared to deliver in executed form upon completion of the procedures specified therein, and the Issuer shall have caused such procedures (other than execution of the Purchase Agreement) to be completed prior to the Pricing Date; and (ii) caused Kirkland & Ellis LLP, as New York counsel, to deliver a draft “negative assurances” letter as contemplated by the Purchase Agreement that such counsel is prepared to deliver in executed form upon the Closing Date;

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(vii)	the Initial Purchaser shall have received any documentation and other information that is required by regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act, that has been requested in writing at least five (5) business days prior to the Pricing Date; and

(viii)	the Issuer shall not (and shall not cause any affiliate to) have refinanced, optionally redeemed, repurchased, tendered for, or otherwise defeased any amount of the Reference Notes without the prior consent of the Initial Purchaser.

3.	The Issuer hereby covenants to the Initial Purchaser as follows:

(i)	the Issuer shall use commercially reasonable efforts to obtain or reconfirm, as applicable, at its own expense, (x) credit ratings from each of Moody’s Investors Service or its successor (“Moody’s”) and Standard & Poor’s Ratings Group or its successor (“S&P”) for the Securities and (y) a public corporate credit rating and a public corporate family rating from Moody’s and S&P, in each case, before commencement of the Marketing Period;

(ii)	the Issuer shall use commercially reasonable efforts to assist and cooperate in the marketing of the Securities, including with respect to:

1.	the preparation of customary marketing materials, “roadshow” slides and presentation materials;

2.	causing senior management of the Issuer to make themselves available for a reasonable number of customary “roadshow” meetings, which meetings shall, in the sole discretion of the Initial Purchaser, take the form of virtual and/or telephone meetings (including one-on-one meetings) at such times and places as mutually agreed upon with potential investors in the Securities during the Marketing Period;

(iii)	the Initial Purchaser and its counsel shall be afforded reasonable opportunities to conduct customary due diligence (including, without limitation, with respect to legal, financial, accounting, environmental, regulatory and tax matters) in connection with the Offering after the execution of the Backstop Agreement and prior to the Closing Date, including prior to the Pricing Date, and the Issuer shall cause its senior management to make themselves available for a reasonable number of customary due diligence virtual meetings or calls (at such times and places as mutually agreed upon) with the Initial Purchaser at or prior to the launch, pricing and closing of the Offering (it being understood that the agreement by the Initial Purchaser to execute the Purchase Agreement and purchase the Securities shall not be conditioned on due diligence results being satisfactory to the Initial Purchaser);

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(iv)	until the earlier of (a) the execution of the Purchase Agreement and (b) the termination of this Backstop Agreement pursuant to Section 8, the Issuer agrees that it will not (and will cause its Subsidiaries (as defined in the Reference Notes Indenture) not to) issue, offer or sell any debt securities to any third parties or incur any term loan or revolving credit facilities (other than any vessel financing (including export credit facilities) or capital expenditure financing or similar arrangements) from third parties, in each case that are:

(i)  secured by a Lien (as defined in the Reference Notes Indenture), other than:

(x)  Liens securing any indebtedness incurred to refinance the Issuer’s 5.875% Secured Notes due 2027 (the “5.875% Secured Notes”), the Issuer’s 8.375% Secured Notes due 2028 (the “8.375% Secured Notes” and, together with the 5.875% Secured Notes, the “Secured Notes”) or, if issued, the secured notes contemplated by the Issuer’s existing $900,000,000 liquidity facility under that certain Amended and Restated Commitment Letter, dated February 22, 2023, with the purchasers named therein (as may be amended, extended, replaced or refinanced from time to time, the “Liquidity Facility”) (such notes, the “Liquidity Facility Notes”) or any secured term loan or secured revolving credit facilities in existence on the date of this Backstop Agreement, in each case on the same basis (including with respect to priority) as the Liens that currently secure such indebtedness, so long as the principal amount of such indebtedness does not exceed the then-outstanding principal amount of the indebtedness refinanced plus (A) the amount of accrued and unpaid interest and the amount of all fees and expenses, including premiums, paid or payable in connection with such incurrence and (B) any undrawn committed amounts (provided that, notwithstanding the above, the aggregate principal amount or, if applicable, the committed amount of loans under the Target Facilities may be increased by up to $375.0 million);

(y)  Liens on indebtedness incurred by (i) Norwegian Jewel Limited (“Jewel”), including liens on the passenger cruise vessel Norwegian Jewel, as well as liens on the shares of Jewel and (ii) Pride of America Ship Holding, LLC (“Pride of America”), including liens on the passenger cruise vessel Pride of America, as well as liens on the shares of Pride of America;

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(z)	Liens securing additional indebtedness of up to $500,000,000 (this clause (y), the “General Liens Basket”); and

(aa) “Permitted Liens” as defined in each of the indentures governing the Secured Notes (except for Liens permitted under clause (y) (general basket) of the definition of “Permitted Liens” under each of the indentures governing the Secured Notes)); provided that this clause (z) shall not include any (i) refinancing Liens with respect to the 5.875% Secured Notes or 8.375% Secured Notes or (ii) refinancing Liens securing debt securities used to refinance term loans or revolving credit facilities;

unless the Securities shall be secured by the collateral securing such debt securities or term loan or revolving credit facilities on the same basis; or

(ii)  guaranteed by any Subsidiary of the Issuer, other than:

(x)  guarantees of any indebtedness incurred to refinance the 5.875% Secured Notes or the 8.375% Secured Notes or, if issued, the Liquidity Facility Notes or any revolving credit facilities or term loans in existence on the date of this Backstop Agreement, in each case on the same basis as the guarantees currently applicable thereto (or, with respect to the Liquidity Facility Notes, contemplated with respect thereto), so long as the principal amount of such indebtedness does not exceed the then-outstanding principal amount of the indebtedness refinanced plus (A) the amount of accrued and unpaid interest and the amount of all fees and expenses, including premiums, paid or payable in connection with such incurrence and (B) any undrawn committed amounts (provided that, notwithstanding the above, the aggregate principal amount or, if applicable, the committed amount of loans under the Target Facilities may be increased by up to $375.0 million);

(y)	guarantees by (i) Jewel and the direct parent of Jewel and (ii) Pride of America and the direct parent of Pride of America;

(z) guarantees of additional indebtedness of up to $500,000,000 (this clause (z), the “General Guarantee Basket”); and

(aa) guarantees permitted by each of the indentures governing the Secured Notes (except for guarantees incurred as indebtedness under Section 4.06(a) (ratio debt), 4.06(b)(i) (Credit Facilities), 4.06(b)(iii) (the notes) and 4.06(b)(xviii) (general basket) under such indenture); provided that this clause (z) shall not include any (i) refinancing guarantees with respect to the 5.875% Secured Notes or 8.375% Secured Notes or, if issued, the Liquidity Facility Notes or (ii) refinancing guarantees of debt securities used to refinance term loans or revolving credit facilities;

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unless the Securities shall be guaranteed by the guarantors guaranteeing such debt securities or term loan or revolving credit facilities;

provided that, for the avoidance of doubt, while compliance with this Section 3(iv) is not a condition to the agreement by the Initial Purchaser to execute the Purchase Agreement and purchase the Securities, the terms of the Securities shall in any event be modified as set forth in Section 3(iv)(i) and/or (ii), as applicable, if the applicable Liens are incurred and/or guarantees are provided;

(v)	no offers or sales of securities of the same or a similar class as the Securities shall have been made by the Issuer, any of its affiliates or any person acting on their behalf which would be integrated with the offer and sale of the Securities under the doctrine of integration referred to in Regulation D under the Securities Act of 1933, as amended; and

(vi)	upon written request from the Initial Purchaser, which request may be made no more than one time during the period after the date hereof and prior to the commencement of the Marketing Period, the Issuer shall (i) deliver to the Initial Purchaser, within 10 business days of such request, an offering memorandum substantially consistent with the terms of the Preliminary Offering Memorandum as set forth in clause 2(i) above for use in connection with seeking the assignment or participation of some or all of the Initial Purchaser’s commitments hereunder (which assignment or participation, for the avoidance of doubt, shall be subject to the limitations set forth in Section 13 below) (provided that in the case of this clause (i) the Preliminary Offering Memorandum shall be modified to reflect the prospective assignment or participation of the commitments under this Backstop Agreement rather than a direct issuance of debt securities) or, in the case of clause (y) above, the sale of some or all of the Securities to qualified purchasers thereof, and (ii) provide assistance substantially consistent with the assistance set forth in clause 3(iii) above in connection with seeking such assignment or participation or sale and the Initial Purchaser agrees to reimburse the Issuer promptly upon its written request for all reasonable and documented legal or other out-of-pocket expenses incurred by the Issuer in connection with the preparation of any such offering memorandum. The Issuer may postpone delivery of the offering memorandum required under this subclause (vi) for a reasonable period of time, not to exceed 90 days per postponement, if the board of directors of the Issuer determines in good faith that preparation and delivery of such an offering memorandum would (i) require the disclosure of a material transaction or other material matter and such disclosure would be disadvantageous to the Issuer or (ii) materially adversely effect a material financing, acquisition, disposition of assets or shares, amalgamation, merger or other comparable transaction; provided that the Issuer may postpone delivery of the offering memorandum only once.

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Notwithstanding anything set forth above, without limiting the Issuer’s liabilities for breaching the covenants above, it is understood and agreed that the Initial Purchaser’s commitments hereunder are not subject to compliance by the Issuer of the obligations set forth in this Section 3.

4.	As consideration for the Initial Purchaser’s agreement to purchase Securities under this Backstop Agreement, the Issuer agrees to pay or cause to be paid to the Initial Purchaser the fees described in in the Fee Letter dated the date hereof and delivered herewith (the “Fee Letter”) on the terms and subject to the conditions (including as to timing and amount) set forth herein and therein.

5.	In consideration of the agreement to purchase Securities hereunder, the Issuer agrees to the indemnification and contribution provisions set forth in Annex I attached hereto, which provisions are incorporated by reference herein and constitute a part hereof.

6.	The Issuer agrees to keep confidential the Backstop Agreement, the Fee Letter and the respective terms thereof, and any final arrangements, proposals or advice, whether oral or written, rendered by the Initial Purchaser, and agrees that no public announcement or communication relating to the subject matter of this Backstop Agreement, the Fee Letter or any such arrangement, proposal or advice shall be issued or dispatched without the Initial Purchaser’s prior consent; provided that the Issuer is entitled to disclose the subject matter of this Backstop Agreement, the Fee Letter and any related arrangement (a) to its affiliates, officers, directors, employees, attorneys, accountants, equity holders, agents, auditors, other experts and legal advisors on a confidential basis; (b) upon the request or demand of any regulatory authority having jurisdiction over the Issuer or any of its affiliates (in which case the Issuer agrees to inform the Initial Purchaser promptly thereof prior to any such disclosure to the extent practicable and permitted by law and such regulatory authority); (c) as required by applicable law or compulsory legal process (in which case the Issuer agrees to inform the Initial Purchaser promptly thereof prior to any such disclosure to the extent practicable and permitted by law); (d) to any prospective investment banks or prospective equity investors and their respective affiliates, in each case on a confidential basis (but not the Fee Letter or the terms or information therein); (e) as part of projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts to the extent customary or required in any Offering Documentation and marketing materials for the Securities or the Offering; (f) in its Annual Report on Form 10-K, Quarterly Report on Form 10-Q, offering memoranda/prospectuses in connection with its securities offerings and any Current Report on Form 8-K (subject to customary redactions for rate caps and other items to be mutually agreed and not to include, for the avoidance of doubt, the Fee Letter); and (g) to any rating agency in connection with any securities offering. Notwithstanding the foregoing, the Issuer (and each employee, representative or other agent of the Issuer) may disclose to any and all persons, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of any transaction and all materials that are provided to the Issuer relating to such tax treatment and structure.

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The Initial Purchaser agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Related Parties (as defined in Annex I) (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners) (in which case the Initial Purchaser agrees to inform the Issuer promptly thereof prior to such disclosure, unless prohibited by law or regulation); (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (in which case the Initial Purchaser agrees to inform the Issuer promptly thereof prior to such disclosure, unless prohibited by law or regulation); (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or any action or proceeding relating to this Backstop Agreement or the enforcement of rights hereunder; (f) subject to an agreement containing provisions substantially the same as those of this paragraph, to any assignee of or participant in, or any prospective assignee of or participant in, any of its rights and obligations under this Backstop Agreement; (g) for purposes of establishing a “due diligence” defense; (h) with the consent of the Issuer; or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this paragraph or other duty of confidentiality owed by the Initial Purchaser or its affiliates to the Issuer or any of its affiliates, or (y) becomes available to the Initial Purchaser or any of its affiliates on a non-confidential basis from a source which is not known by the Initial Purchaser to be subject to a confidentiality obligation to the Issuer or its affiliates, other than the Issuer or its affiliates. The provisions of this paragraph shall automatically terminate five years following the date of this Backstop Agreement.

For purposes of the preceding paragraph, “Information” means all information received from the Issuer or any of its representatives or its affiliates and any of their representatives or any of their respective businesses, other than any such information that is available to the Initial Purchaser or its affiliates on a non-confidential basis prior to disclosure by the Issuer or its affiliates.

The Issuer agrees that the Initial Purchaser may (in consultation with the Issuer) place advertisements in financial and other newspapers and journals at the Initial Purchaser’s sole expense describing the Initial Purchaser’s involvement in the Offering (to the extent consummated).

7.	The Issuer acknowledges that the Initial Purchaser has been retained as initial purchaser and to provide the structuring and arrangement services set forth in this Backstop Agreement. In rendering such services, the Initial Purchaser shall act as independent contractor, and any obligations of the Initial Purchaser arising out of its engagement hereunder shall be owed solely to the Issuer. In addition, in rendering such services, the Initial Purchaser will be acting solely pursuant to a contractual relationship on an arm’s length basis with respect to the transactions contemplated by this Backstop Agreement (including in connection with determining the terms of the transactions contemplated by this Backstop Agreement) and not as a fiduciary to the Issuer or any other person. The Issuer acknowledges and agrees that any review by the Initial Purchaser of the Issuer, the transactions contemplated by this Backstop Agreement, the terms of the Securities and other matters relating thereto will be performed solely for the benefit of the Initial Purchaser and shall not be on behalf of the Issuer or any other person. The Issuer further acknowledges and agrees that the Initial Purchaser may perform all or certain of the services described herein through or in conjunction with one or more of its affiliates or subsidiaries; provided that, for the avoidance of doubt, the Initial Purchaser shall solely be responsible for the execution of the Purchase Agreement and the purchase of the Securities pursuant to the terms hereof.

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The Issuer acknowledges that the Initial Purchaser, together with its affiliated companies (the “Initial Purchaser’s Bank Group”), is a global financial services firm engaged in the securities, investment management and credit services businesses. The Initial Purchaser’s securities business is engaged in securities underwriting, trading, brokerage activities, foreign exchange, commodities and derivatives trading, as well as providing investment banking, financing and financial advisory services. In the ordinary course of its trading, brokerage and financing activities, the Initial Purchaser’s Bank Group may at any time hold long or short positions, and may trade or otherwise effect transactions, for its own account or the accounts of customers, in debt or equity securities or senior loans of any company that may be involved in the transactions contemplated by this Backstop Agreement, or in any currency or commodity that may be involved in the transactions contemplated by this Backstop Agreement, or in any related derivative instrument, the Initial Purchaser’s Bank Group and its directors and officers may also at any time invest on a principal basis or manage funds that invest on a principal basis, in debt or equity securities of any company that may be involved in the transactions contemplated by this Backstop Agreement, or in any currency or commodity that may be involved in this transaction, or in any related derivative instrument. Further, the Initial Purchaser’s Bank Group may at any time carry out ordinary course brokerage activities for any company that may be involved in the transactions contemplated by this Backstop Agreement. The Issuer also acknowledges that the Initial Purchaser’s Bank Group and its directors and officers may from time to time perform various investment banking, commercial banking and financial advisory services for other clients and customers who may have conflicting interests with respect to the Issuer. The Issuer hereby acknowledges and agrees that, by reason of law or duties of confidentiality owed to other persons or the rules of any regulatory authority, the Initial Purchaser’s Bank Group may be prohibited from disclosing information to the Issuer (or such disclosure may be inappropriate), including information as to the Initial Purchaser’s Bank Group’s possible interests as described in this paragraph and information received pursuant to client relationships.

The Issuer acknowledges and agrees that the Initial Purchaser is not, and does not hold itself out to be, an advisor as to legal, tax, accounting or regulatory matters in any jurisdiction. The Issuer shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the risks, benefits and suitability of the transactions contemplated by this Backstop Agreement, and the Initial Purchaser’s Bank Group shall not have any responsibility or liability to the Issuer with respect thereto.

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8.	This Backstop Agreement shall terminate automatically upon the earliest to occur of (i) the Closing Date, (ii) the expiration of the Backstop Availability Period and (iii) any date on which the Issuer, at its discretion, delivers written notice to the Initial Purchaser that it desires to terminate this Backstop Agreement. For the avoidance of doubt, there will be no instance where this Backstop Agreement may be terminated by the Initial Purchaser other than in accordance with the preceding sentence; provided that it is understood that the Commitment Amount shall be reduced, dollar for dollar, by any repayment, redemption, or other reduction in the outstanding principal amount of, or any extension (including by way of amendment or waiver) of the maturity of, any loans under the Target Facilities.

9.	This Backstop Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Backstop Agreement. Delivery of an executed agreement by one party to the others may be made by facsimile, electronic mail (including any electronic signature complying with the U.S. federal ESIGN Act of 2000 or the New York Electronic Signatures and Records Act, as amended from time to time, or other applicable law) or other transmission method, and the parties hereto agree that any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

10.	EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS BACKSTOP AGREEMENT OR THE PERFORMANCE OF THE SERVICES HEREUNDER.

11.	This Backstop Agreement will be governed by and construed in accordance with the internal laws of the State of New York. Each of the Issuer, the Guarantors, if any, and the Initial Purchaser (a) submits to the exclusive jurisdiction of the federal courts of the United States of America located in the City and County of New York, or the courts of the State of New York in each case located in the City and County of New York, for purposes of any suit or proceeding arising out of or relating to this Backstop Agreement, (b) waives, to the fullest extent it may effectively do so, any objection which it may now or hereafter have to the laying of venue of any such proceeding, (c) waives, to the fullest extent each may effectively do so, the defense of an inconvenient forum, (d) agrees that a final judgment of such courts shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law and (e) waives any immunity (sovereign or otherwise) from jurisdiction of any court or, to the fullest extent each may effectively do so, from any legal process or set-off that they or their properties or assets has or may acquire,

12.	This Backstop Agreement may not be amended or any term or provision hereof waived or otherwise modified except by an instrument in writing signed by each of the parties hereto, and any term or provision hereof may be amended or waived only by a written agreement executed and delivered by all parties hereto.

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13.	This Backstop Agreement shall not be assignable by any party hereto without the prior written consent of each other party hereto and any purported assignment without such consent shall be null and void; provided that, Morgan Stanley shall have the right to assign a portion that is no more than 49.0% (unless otherwise agreed by the Issuer) of the Commitment Amount to one or more parties identified by Morgan Stanley (a “Specified Assignee”) so long as (i) such Specified Assignee shall either be one of the persons identified on Annex IV hereto or shall be subject to the consent of the Issuer (which consent shall not be unreasonably withheld), (ii) such Specified Assignee shall take its portion of the Commitment Amount pursuant to customary joinder or amendment documentation reasonably satisfactory to the Issuer and Morgan Stanley, (iii) any fees and expenses paid to such Specified Assignee in connection with this Backstop Agreement shall be as agreed between Morgan Stanley and the Specified Assignee and no additional amounts shall be required to be paid by the Issuer in connection therewith, (iv) no titles shall be awarded to the Specified Assignee in connection with the Securities except as mutually agreed by the Issuer and Morgan Stanley and (v) unless otherwise agreed by the Issuer, Morgan Stanley shall retain control over all rights of the Initial Purchaser with respect to consents, modifications, supplements, waivers and amendments of this Backstop Agreement as well as any other determination to be made by, or agreement to be made with, the Initial Purchaser hereunder. The foregoing shall not limit the Initial Purchaser’s right to enter into customary risk participations with respect to the agreements hereunder, provided that, unless the Issuer otherwise agrees in writing, the Initial Purchaser shall retain exclusive control over all rights and obligations with respect to its commitments hereunder, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the Closing Date has occurred.

14.	Each of the parties hereto agrees that this Backstop Agreement is a binding and enforceable agreement with respect to the subject matter contained herein, including the good faith negotiation of the Offering Documentation by the parties hereto in a manner consistent with this Backstop Agreement, it being understood and agreed that the commitments provided hereunder by the Initial Purchaser, the execution of the Purchase Agreement by the Initial Purchaser on the Pricing Date and the purchase of the Securities by the Initial Purchaser on the Closing Date are subject only to the conditions set forth in Section 2 above.

Very truly yours,

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Morgan Stanley & Co. LLC

By:	/s/ Maya Venkatraman
	Name:	Maya Venkatraman
	Title:	Authorized Signatory

(Signature Page to Backstop Agreement)

Acknowledged and agreed by:

NCL CORPORATION LTD.

By:	/s/ Mark Kempa
	Name:	Mark Kempa
	Title:	Executive Vice President and Chief Financial Officer

(Signature Page to Backstop Agreement)

Annex I

The Issuer agrees to indemnify and hold harmless the Initial Purchaser, its affiliates and controlling persons (as defined in the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended) and their respective directors, officers, employees, partners, agents, advisors and other representatives and their successors and assigns (each, an “Indemnified Person”) from and against any and all out-of-pocket losses, claims, damages and liabilities to which any such Indemnified Person may become subject resulting from or in connection with the Backstop Agreement to which this Annex I is attached (the “Backstop Agreement”) or the carrying out of the agreements by the Initial Purchaser thereunder or any claim, litigation, investigation or proceeding relating to any of the foregoing, whether brought by the Issuer, its equity holders or affiliates, or any other third party (a “Proceeding”), and to reimburse each Indemnified Person for any reasonable and documented legal or other out-of-pocket expenses incurred in connection with investigating or defending any of the foregoing (but limited, in the case of legal fees and expenses, to one external counsel to such Indemnified Persons, taken as a whole, and, solely in the case of an actual or potential conflict of interest where the Indemnified Person informs the Issuer of such conflict, one additional external counsel to all affected Indemnified Persons, taken as a whole (and, if reasonably necessary, of one local external counsel in any relevant jurisdiction to all such persons, taken as a whole)); provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses to the extent they result from (i) the willful misconduct, bad faith or gross negligence of such Indemnified Person (or any Related Party (as defined below) thereof) or a material breach by such Indemnified Persons (or any Related Party thereof) of its obligations under the Backstop Agreement, in each case, as determined by a final, non-appealable judgment of a court of competent jurisdiction or (ii) any disputes solely among Indemnified Persons and not resulting from any act or omission of the Issuer or any of its affiliates; provided further that, in the case of clause (i), each Indemnified Person or Related Party, as the case may be, will promptly repay such portion of the reimbursed amounts paid to such Indemnified Person or its respective Related Parties that is attributable to expenses incurred in relation to such person’s act or omission subject to such finding by such court. Notwithstanding the foregoing, with respect to any Proceeding initiated or brought by or on behalf of the Issuer or its affiliates against any Indemnified Person or Related Party that is exclusively between the Issuer or its affiliates and such Indemnified Person or Related Party and is independent of any Proceeding brought by a third party in a manner otherwise covered by this Annex I (an “Issuer Suit”), the Issuer shall not be subject to periodic reimbursement as described above, but rather shall be required to reimburse such Indemnified Person or Related Party upon the conclusion of such Issuer Suit unless it is found by a final, non-appealable judgment of a court of competent jurisdiction that any loss, claim, damage or liability of such Indemnified Person or Related Party has resulted from (A) a material breach by such Indemnified Person (or any Related Party thereof) of its obligations under the Backstop Agreement or (B) the bad faith, gross negligence or willful misconduct of such Indemnified Person (or any Related Party thereof), as the case may be, in which case no reimbursement or indemnity shall be owed hereunder.

Annex I-1

If (other than by reason of a final, non-appealable judgment as to the bad faith, gross negligence, willful misconduct or material breach of an Indemnified Person (or any Related Party thereof) as provided above) the foregoing indemnification is unavailable to any Indemnified Person or insufficient to hold it harmless, then the Issuer, in lieu of indemnifying such Indemnified Person thereunder, shall contribute to the amount paid or payable by such Indemnified Person as a result of such loss, claim, damage, liability or expense (i) in such proportion as is appropriate to reflect the relative benefits received by the Issuer on the one hand and such Indemnified Person on the other hand or (ii) if the allocation provided by clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative fault of the Issuer and such Indemnified Person, as well as any relevant equitable considerations. It is hereby agreed that the relative benefits to the Issuer on the one hand and all Indemnified Persons on the other hand shall be deemed to be in the same proportion as (i) the total value received or proposed to be received (before deducting expenses) by the Issuer pursuant to any Offering of the Securities (whether or not consummated) bears to (ii) the fee paid or proposed to be paid to the applicable Initial Purchaser in connection with such Offering. The indemnity, reimbursement and contribution obligations of the Issuer under these paragraphs shall be in addition to any liability which the Issuer may otherwise have to an Indemnified Person and shall be binding upon and inure to the benefit of any respective successors, assigns, heirs and personal representatives of the Issuer and any Indemnified Person; provided that, with respect to events or circumstances that arise after the effectiveness of the Purchase Agreement, the indemnification provisions hereof shall be superseded by the indemnification provisions of the Purchase Agreement upon the effectiveness thereof.

If any Proceeding is instituted or threatened against any Indemnified Person in respect of which indemnity may be sought hereunder, then such Indemnified Person will promptly notify the Issuer in writing of the commencement of such Proceeding; provided, however, that the failure to so notify the Issuer will not relieve the Issuer from any liability that it may have to such Indemnified Person pursuant to this Annex A except to the extent that the Issuer has been materially prejudiced (through the forfeiture of substantive rights or defenses) by such failure. Notwithstanding the above, following such notification, the Issuer shall be entitled to participate therein, and upon notice to the Indemnified Persons, assume the defense thereof with counsel selected by the Indemnifying Party (which counsel shall be reasonably satisfactory to the applicable Indemnified Person) and after notice from the Indemnifying Party to such Indemnified Person of its election so to assume the defense thereof. Upon the Issuer’s assumption of the defense of any such Proceeding, such Indemnified Person will have the right to participate in such Proceeding and to retain its own counsel but the Issuer will not be liable for any legal expenses of other counsel subsequently incurred by such Indemnified Person in connection with the defense thereof unless (i) the Issuer has agreed in writing to pay such fees and expenses, (ii) the Issuer has failed to employ counsel reasonably satisfactory to such Indemnified Person within a reasonable time or (iii) such Indemnified Person has been advised by counsel that there are actual or potential conflicts of interest between the Issuer and such Indemnified Person that requires separate representation for the Indemnifying Party and such Indemnified Person. The Issuer shall not, without the prior written consent of the affected Indemnified Person (which consent shall not be unreasonably withheld or delayed), effect any settlement of any pending or threatened Proceeding against such Indemnified Person in respect of which indemnity could have been sought hereunder by such Indemnified Person unless such settlement (a) includes an unconditional release of such Indemnified Person from all liability or claims that are the subject matter of such Proceeding and (b) does not include any statement as to any admission of fault or culpability.

Annex I-2

No Indemnified Person or any other party hereto shall be liable for any damages arising from the use by any person (other than such Indemnified Person (or its Related Parties)) of information or other materials obtained through electronic, telecommunications or other information transmission systems, except to the extent any such damages arise from the gross negligence, bad faith or willful misconduct of, or material breach of the Backstop Agreement by, such Indemnified Person (or any of its Related Parties), as applicable, in each case as determined by a final, non-appealable judgment of a court of competent jurisdiction. None of the Indemnified Persons, the Issuer, or any of its affiliates, or the respective directors, officers, employees, agents, advisors or other representatives of any of the foregoing shall be liable for any special, indirect, consequential or punitive damages in connection with the Backstop Agreement or the transactions contemplated thereby; provided that nothing contained in this sentence shall limit the Issuer’s indemnification obligations to the extent set forth hereinabove to the extent such special, indirect, consequential or punitive damages are included in any third party claim in connection with which such Indemnified Person is entitled to indemnification hereunder. The Issuer shall not be liable for any settlement of any Proceeding effected without its prior written consent (which consent shall not be unreasonably withheld or delayed), but if settled with the Issuer’s prior written consent, or if there is a final judgment against an Indemnified Person in any such Proceeding, the Issuer agrees to indemnify and hold harmless such Indemnified Person in the manner set forth above.

For purposes hereof, “Related Party” and “Related Parties” of an Indemnified Person mean any (or all, as the context may require) of such Indemnified Persons and its (or their) respective affiliates and controlling persons and its or their respective directors, officers, employees, partners, agents, advisors and other representatives thereof.

Capitalized terms used but not defined in this Annex I have the meanings assigned to such terms in the Backstop Agreement.

Annex I-3

Annex II

Summary of Principal Terms of Securities

Issuer:	The Issuer.

Issue:	Senior unsecured notes up to an aggregate principal amount sufficient to generate gross proceeds equal to $300,000,000.

Maturity:	The Securities will mature on the date that is five years after the Closing Date; provided that if (x) the stated maturity of any Liquidity Facility Notes, other than the Class A Notes (as defined in the indenture governing the Liquidity Facility Notes), is prior to the stated maturity of the Securities and (y) prior to such date any Liquidity Facility Notes remain outstanding on the date that is 91 days prior to the then-current maturity of such Liquidity Facility Notes (the “Springing Maturity Date”), then the Securities will mature on the Springing Maturity Date.

Initial Purchaser:	Morgan Stanley & Co. LLC will be the sole initial purchaser in connection with the Securities. Additional initial purchasers may be added with the consent of Morgan Stanley & Co. LLC.

Interest Rate:	The Securities will bear interest at a fixed rate per annum determined in accordance with Section 1 of the Backstop Agreement.

Issue Price:	A percentage to be determined in accordance with Section 1 of the Backstop Agreement.

Use of Proceeds:	To refinance, repurchase and/or repay in whole or in part outstanding loans under the Target Facilities and to pay transaction fees, expenses and premiums, including any accrued and unpaid interest, in connection with the foregoing.

Guarantees:	The Securities shall be guaranteed to the extent provided in Section 3(iv) of the Backstop Agreement to the extent any guarantee in favor of the Securities is required thereunder or as set forth under “Covenants” below to the extent applicable.

Security:	None; provided that the Securities shall be secured to the extent provided in Section 3(iv) of the Backstop Agreement to the extent any Lien in favor of the Securities is required thereunder or as set forth under “Covenants” below to the extent applicable.

Annex II-1

Mandatory Redemption:	None.

Optional Redemption:

The Securities will be non-callable until the date that is three months prior to the maturity date of the Securities (the “Par Call Date”).  On or after the Par Call Date, the Securities will be callable at par plus accrued interest.  Prior to the Par Call Date, the Issuer may redeem the Securities at a make-whole price based on U.S. Treasury notes with a maturity closest to the Par Call Date plus 50 basis points.

In addition, at any time and from time to time prior to the date that is three years after the Closing Date, the Issuer may redeem up to 40% of the aggregate principal amount of the Securities with the net proceeds of certain equity offerings, so long as:

•      the Issuer pays a percentage of the principal amount of the Securities equal to 100% plus the coupon, plus accrued and unpaid interest, if any, to, but not including, the redemption date;

•      the Issuer redeems the Securities within 180 days of completing the applicable equity offering; and

•      at least 60% of the aggregate principal amount of the Securities issued remains outstanding afterwards.

Registration Rights:	None (Rule 144A for life).

Covenants:	Same as the Reference Notes.

Amendments:	Same as the Reference Notes.

Events of Default:	Same as the Reference Notes.

Annex II-2

Annex III

Form of Purchase Agreement

Annex IV

Specified Assignees